Exhibit 5.1

Avocats	Linklaters LLP 35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 manfred.muller@linklaters.com

To:

Arrival

60A, rue des Bruyères

L-1274 Howald

Grand Duchy of Luxembourg

(the “Addressee” and “Company”)

24 February 2023

Form F-3 Registration Statement

1	Introduction

We have acted as Luxembourg legal advisers to Arrival, a company incorporated under the laws of the Grand Duchy of Luxembourg as a société anonyme with its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de commerce et des sociétés de Luxembourg) under number B 248209, in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on 24 February 2023, relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) for the resale of (i) 125,000,000 ordinary shares of the Company with an accounting par value (each an “Issued Ordinary Share” and collectively the “Issued Ordinary Shares”), (ii) in one or several instalments, up to 125,000,000 additional ordinary shares of the Company with an accounting par value (each a “Subsequent Ordinary Share” and collectively the “Subsequent Ordinary Shares”), and (iii) 219,420,000 ordinary shares of the Company with an accounting par value (each an “Exchange Share” and collectively the “Exchange Shares”, and, together with the Issued Ordinary Shares and the Subsequent Ordinary Shares, the “Ordinary Shares”) in exchange for USD 121,900,000 of aggregate principal amount under the 3.50% convertible senior notes of the Company due 2026.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. Linklaters LLP is registered on the list V of the Luxembourg Bar. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

Capitalised terms used in this opinion shall, unless defined herein, have the meaning as ascribed to them in the Registration Statement.

We have taken instructions solely from you.

2	Scope of Inquiry

For the purpose of this opinion, we have reviewed the following documents:

2.1	a copy of the Registration Statement;

2.2	a copy of the articles of association of the Company, as last amended by the notarial deed dated 3 June 2022 (the “Articles”);

2.3

a copy of the minutes of the meeting of the board of directors of the Company (the “Directors” or “Board of Directors”) dated 17 February 2023 approving, inter alia, the issuance of the Ordinary Shares (the “Resolutions”);

2.4

a copy of the confirmation by the special attorney of the Board of Directors of the Company dated 21 February 2023 confirming the issuance of the Issued Ordinary Shares (the “Confirmation Issued Shares”);

2.5

an executed copy of the subscription agreement dated 21 February 2023 entered into by and between the Company and Antara Capital Master Fund LP relating to the issuance of the Issued Ordinary Shares and the Subsequent Ordinary Shares (the “Subscription Agreement”);

2.6

an executed copy of the exchange agreement dated 21 February 2023 entered into by and between the Company and Antara Capital Master Fund LP relating to the issuance of the Exchange Shares (the “Exchange Agreement” and, together with the Subscription Agreement, the “Agreements”)

2.7

a form of confirmation by the special attorney of the Board of Directors of the Company regarding the issuance of Subsequent Ordinary Shares or Exchange Shares (together with the Confirmation Issued Shares, the “Director Confirmation”);

2.8	a form of notarial acknowledgment deed recording the issuance of Ordinary Shares (the “Notarial Deed”);

2.9

an excerpt of the Luxembourg Register of Commerce and Companies dated 24 February 2023 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Excerpt”); and

2.10

a certificate of non-inscription of judicial decisions or of administrative dissolution without liquidation dated 24 February 2023 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Certificate”).

3	Assumptions

For the purpose of this opinion, we have assumed, and we have not verified independently, the following:

3.1

that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorised to be inserted in the relevant document by the individual concerned;

3.2	that copy documents, drafts or the forms of documents provided to us are true copies of, or in the final form of, the originals;

3.3	the legal capacity and legal right under all relevant laws and regulations of all individuals signing the Agreements or who give information on which we rely;

3.4

that each person expressed to be a party to the Agreements (other than the Company) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business and/or its central administration, and is fully qualified, licenced and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business;

3.5

that the Agreements are within the capacity and powers of, and have been, validly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and constitute the legal, valid, binding and enforceable obligations of all relevant parties in accordance with their terms under all applicable laws;

3.6

that all authorisations and consents of any country (other than the Grand Duchy of Luxembourg) which may be required in connection with the execution, delivery and performance of the Agreements and issuance of the Ordinary Shares have been or will be obtained;

3.7	that the Articles have not been amended and remain in full force and effect without modification;

3.8	that the Resolutions are true records of the proceedings therein, and the resolutions set out therein were validly passed by the Directors and remain in full force and effect without modification;

3.9

that Notarial Deed(s) will be passed in front of a notary in Luxembourg in order to reflect the increase(s) of the share capital of the Company by the issue of the Ordinary Shares within one month of the relevant Director Confirmation;

3.10	that the Excerpt and the Certificate are correct, complete and up-to-date;

3.11	that the Confirmation Issued Shares is a true record of the proceedings described therein;

3.12	that each Director Confirmation, if and when Ordinary Shares are issued, will be a true record of the proceedings described therein;

3.13	that there are and have been no dealings between the parties which affect the Agreements;

3.14

that the subscription price of the Ordinary Shares, (i) if and when issued against a cash contribution, is validly paid to the Company and such payment is evidenced by a certificate issued by the Company’s bank ascertaining availability of such subscription price as regards the relevant Ordinary Shares, or (ii) validly set-off, in accordance with Luxembourg law, against a receivable held by the subscriber of these shares in an amount at least equal to the subscription price of the Exchange Shares, including share premium, against the Company, with such claim being uncontested, due and payable (certaine, liquide et exigible) and the evidence of which will be given to the notary;

3.15	that the Company derives an economic and commercial benefit (intérêt social) from the entering into the Agreements and issuing the Ordinary Shares;

3.16

that the Ordinary Shares will be offered to the public in circumstances where the obligation to publish a prospectus in accordance with Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended, does not apply, as set out in the Registration Statement;

3.17

that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion. Specifically, we have made no independent investigation of the laws of the State of Delaware or the State of New York;

3.18	that none of the parties to the Agreements has acted or will act with a view to defraud third parties’ (including creditors’) rights;

3.19	that the Agreements have the same meaning under the laws by which they are governed as they would have if they were interpreted under Luxembourg law by a Luxembourg court; and

3.20

that the Company has its central administration, within the meaning of the Luxembourg law of 10 August 1915 on commercial companies, as amended and the centre of its main interests, within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), in Luxembourg.

4	Opinion

Based on the documents referred to in paragraph 2 above, subject to the assumptions made in paragraph 3 and to the qualifications made in paragraph 5 and to any matters or documents not disclosed to us, we are of the following opinion:

4.1	The Company is a public limited liability company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

4.2

The Ordinary Shares, if and when issued and paid for in accordance with the Articles, the Resolutions, the Director Confirmation and Luxembourg law, will be validly issued and fully paid, and the holder of such Ordinary Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

5	Qualifications

The above opinions are subject to the following qualifications:

5.1

This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, administrative dissolution without liquidation, moratorium, controlled management, general settlement with creditors, recovery, resolution, reorganisation and other laws of general application relating to or affecting the rights of creditors.

5.2

Our opinion that the Company exists is based on the Articles, the Excerpt and the Certificate. It should be noted that the analysis of the Excerpt is not capable of revealing conclusively whether or not a winding up petition has been presented because notice of a winding up order or winding up resolution passed may not be filed immediately with the Luxembourg Register of Commerce and Companies (Registre de commerce et des sociétés de Luxembourg). It should be also noted that the Certificate is not capable of revealing conclusively whether or not a winding up or administration petition or order has been presented or made, a receiver appointed, an arrangement with creditors proposed or approved or any other insolvency proceeding commenced in relation to the Company, as the case may be. Under Luxembourg law, the clerk’s office of the District Court (Tribunal d’arrondissement), sitting in collective proceedings has a statutory (one-month) period to officially inform the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) of the opening of such proceedings.

5.3

We express no opinion on any accounting, tax or regulatory matters, and we express no opinion on any documents referred to in the Agreements or the Registration Statement, but not specifically examined by us.

5.4

We express no opinion as to any warranties and representations given or made by the Company (expressly or impliedly), save and insofar as the matters warranted are the subject matter of specific opinions in this letter.

5.5

We express no opinion on the validity or enforceability against all relevant parties of the Agreements or the Registration Statement in accordance with their respective terms under all relevant laws, save and insofar as such validity or enforceability are the subject matter of specific opinions in this letter.

5.6

The admissibility in evidence of the Agreements or the Registration Statement before a Luxembourg court or another Luxembourg public authority (autorité constituée) may require a complete or partial translation of the Agreements or the Registration Statement into French or German.

5.7

If any Agreement or the Registration Statement is (i) voluntarily presented to the registration formalities or (ii) appended to a document that requires mandatory registration, a registration fee (droit d’enregistrement) will be due, the amount of which will depend on the nature of the document to be registered.

5.8	The issuance of Ordinary Shares, if any, shall always be made at or above the accounting par value of the existing ordinary shares of the Company.

5.9

References to ordinary shares are to those certain ordinary shares of the Company as of the date hereof. The number of shares shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share slit, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares occurring on or after the date of this opinion.

5.10

The issuance of the Ordinary Shares, shall require (i) a confirmation from the delegate of the Board of Directors of the Company pursuant to the Resolutions, under the Company’s authorized share capital, (ii) a Notarial Deed passed in front of a notary in Luxembourg recording the increase of the share capital of the Company by the issue of the Ordinary Shares, (iii) proof, as the case may be, of the effective payment to the Company of the subscription price relating to the Ordinary Shares, including by way of set off against a claim that is uncontested, due and payable (certaine, liquide et exigible), and (iv) depending on the number of Ordinary Shares to be issued by the Company, resolutions taken by the shareholders of the Company at an extraordinary general meeting of shareholders of the Company, to increase the Company’s authorized share capital.

5.11

The Notarial Deed(s) shall be filed by the instrumenting notary with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) and shall be published in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)) within one month from the date of the relevant Notarial Deed.

5.12

Any corporate documents relating to the Company and the publication of which is required by law are not effective (opposable) vis-à -vis third parties prior to their publication in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)), unless it is evidenced that the relevant third party had knowledge of such documents. Third parties may however rely on such documents which have not yet been published. In relation to any transactions which have occurred before the sixteenth day following the date of publication, such documents are not effective (opposable) vis-à-vis third parties who prove that it was impossible for them to have knowledge of the relevant document.

6	Luxembourg law

6.1	This opinion is given on the basis that there will be no amendments to or termination or replacement of any of the documents, authorisations and consents referred to above.

6.2

This opinion is governed by and based upon Luxembourg laws in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify the Addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

6.3

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising above will be governed by Luxembourg law and be brought before a Luxembourg court.

6.4	We express no opinion as to any laws other than the laws of Luxembourg.

7	Reliance

This opinion is issued solely for the purposes of the filing of the Registration Statement. It may not be relied upon for any other purpose without our written consent. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

Yours faithfully,

/s/ Linklaters LLP

by

Manfred Müller